Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains board of directors ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

Craig M. McKenzie as Chairman and Chief Executive Officer

Gabriel G. Claypool as President and Chief Operating Officer

WAYZATA, Minnesota, (February 12, 2013) Dakota Plains Holdings, Inc. (“Dakota Plains” and “DAKP”), (OTC: DAKP) today announced that Craig M. McKenzie, a veteran of the oil and gas industry, has been appointed as Chief Executive Officer of the company. Mr. McKenzie will also serve as the Chairman of the Board of Directors. Mr. McKenzie replaces Gabriel G. Claypool, who will continue as President and has been appointed by the Board to serve as Chief Operating Officer. With this transition, Mr. Claypool will provide direct oversight of the company’s rapidly expanding operations in the Williston Basin in North Dakota.

Dakota Plains is in its fourth year of midstream operations with three active business segments each respectively focused on the marketing, transloading and trucking of crude oil and related products originating within the Williston Basin of North Dakota. Dakota Plains plans to expand its operations in New Town, North Dakota, and pursue additional growth opportunities in the Williston Basin to provide shareholders with exposure to a rapidly evolving industry segment and commodity oil prices.

Mr. Gary Alvord, Lead Independent Director of Dakota Plains’ Board of Directors, said: “The Board is thrilled to have someone of Craig’s experience and caliber assuming the leadership of Dakota Plains. Throughout his career, Craig has demonstrated a solid track record of performance delivery through project execution and strategic mergers and acquisitions. Gabe has demonstrated excellent operational performance and efficient development of the company’s assets and this new arrangement will allow him to continue in that capacity. The Board views this new executive leadership team as an exceptional outcome that will best position Dakota Plains to achieve its growth objectives and create value for shareholders.”

Commenting on his selection as the new Chairman and Chief Executive Officer, Mr. McKenzie said: “I am excited and honored to have been asked to lead Dakota Plains. Under Gabe’s leadership, the company has grown significantly, with the ramp-up of the transloading operations to 30,000 barrels of oil per day and marketing volumes from 2011 to 2012 growing by over 500%. My priorities are to build on the company’s strong fundamentals by ensuring our operations deliver under Gabe’s leadership, while also securing new growth projects and accelerating strategic transactions to position Dakota Plains for the future as a leader in this segment.”

Craig McKenzie has over 27 years of experience in the global oil and gas industry and has worked in 24 countries. Mr. McKenzie served as Chief Executive Officer of Toreador Resources Corporation and its merger successor, ZaZa Energy Corporation, with operations in the Paris Basin, France, and the Eagle Ford formation in Texas. Mr. McKenzie was the Chief Executive Officer of Canadian Superior Energy, Inc. through 2008 with operations in Canada, Trinidad & Tobago and Tunisia. Prior to joining Canadian Superior, Mr. McKenzie served as the President, BG Trinidad & Tobago of BG Group plc from 2004 to 2007. Before 2004, Mr. McKenzie was at BP plc, following its merger with Amoco Corporation, from 1986 to 2004 where he held various senior operations, commercial, and corporate positions. Mr. McKenzie holds a BS in Petroleum Engineering from Louisiana State University and an MBA from the Kellogg School of Management at Northwestern University.

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. (OTC: DAKP) is a vertically-integrated, midstream energy company, which competes through its 50/50 joint ventures with affiliates of World Fuel Services Corporation (NYSE: INT) and Prairie Field Services, LLC, to provide customers with crude oil off take services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect company assets include a proprietary trucking fleet, a transloading facility located in Mountrail County, North Dakota, which is centrally located within the Bakken formation, and 1,100 railroad tank cars.

Dakota Plains is uniquely positioned to exploit crude oil ‘export’ opportunities within the Williston Basin of North Dakota and Montana, which is the largest onshore oil production source in North America, where the lack of available pipeline capacity provides a long-term and increasing surplus of crude oil available for core business of the company.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including the current report on Form 8-K, filed March 23, 2012, as amended and supplemented by subsequent reports from time to time.

For more information, please contact:

Tim Brady, CFO

tbrady@dakotaplains.com

Phone: 952.473.9950

www.dakotaplains.com